Exhibit 1.1

AMENDMENT TO SERIES #LEBRONROOKIESHOES

OF

COLLECTABLE SPORTS ASSETS, LLC

THIS AMENDMENT TO THE SERIES DESIGNATION OF SERIES #LEBRONROOKIESHOES (the Series”) OF COLLECTABLE SPORTS ASSETS, LLC (the “Company”), dated effective as of February 4, 2022 (this “Amendment”), is made and entered into by Company and the Series who have executed this Amendment.

RECITALS

WHEREAS, the Company is governed by that certain Amended and Restated Operating Agreement, dated as of July 7, 2020 (the “the Original Operating Agreement”), as most recently amended by that certain Sixteenth Amendment to Limited Liability Company Agreement dated as of February 4, 2022 (the “Sixteenth Amendment” and, together with the Original Operating Agreement, as amended to date, the “Existing Operating Agreement”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Existing Operating Agreement.

WHEREAS, the designation that created the Series was set forth in Exhibit 326 to the Existing Operating Agreement (the “LEBRONROOKIESHOES Series Designation”) and most recently was amended in the Sixteenth Amendment to reflect that the Underlying Asset was now consigned to the Series pursuant to a new Consignment Agreement; and

WHEREAS, the Sixteenth Amendment failed to correct the maximum dollar value of Interests in the Series that could offered by the Company to reflect the terms of the new Consignment Agreement; and

WHEREAS, the Company and the Series wish to amend the LEBRONROOKIESHOES Series Designation to correct that maximum dollar amount; and

WHEREAS, the Amendment does not affect any of the other existing Series of the Company;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LEBRONROOKIESHOES Series Designation as set forth on Exhibit 326 to the Existing Operating Agreement, as amended by the Sixteenth Amendment, is hereby further amended as follows:

1. Exhibit 326 to the Existing Operating Agreement is hereby amended by deleting “$275,000” where it appears and replacing it with “$575,000”.

2. No Other Modification. Except as specifically modified herein, all terms and conditions of the Existing Operating Agreement remain unmodified and in full force and effect.

3. Headings. The section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

[Signatures on Next Pages]

Amendment to SERIES # LEBRONROOKIESHOES Series Designation – Collectable Sports Assets, LLC – Page 1 of 2

Signature Page

to

TO THE SERIES DESIGNATION OF SERIES #LEBRONROOKIESHOES

IN WITNESS WHEREOF, this Amendment to SERIES # LEBRONROOKIESHOES Series Designation is executed effective as of the date first written above.

MANAGING MEMBER OF
COLLECTABLE SPORTS ASSETS, LLC

CS Asset Manager, LLC, a Delaware limited
liability company

By:	/s/ Jarod Winters
Name:	Jarod Winters
Title:	CFO

MANAGING MEMBER OF THE FOLLOWING

SERIES OF COLLECTABLE SPORTS ASSETS,

llc:

SERIES #LEBRONROOKIESHOES,

a SERIES OF COLLECTABLE SPORTS ASSETS, LLC

By: CS Asset Manager, LLC, a Delaware limited liability company

By:	/s/ Jarod Winters
Name:	Jarod Winters
Title:	COO

Amendment to SERIES # LEBRONROOKIESHOES Series Designation – Collectable Sports Assets, LLC – Page 2 of 2